Exhibit 99.1
PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)

Return on Invested Capital ("ROIC") and Economic Return Calculations

	Three Months Ended		Twelve Months Ended		Three Months Ended
	January 2, 2016		October 3, 2015		January 3, 2015
Operating income	$21,524		$115,436		$28,783
Restructuring charges	1,507		1,691		1,691
Adjusted operating income		$23,031		$117,127		$30,474

	x	4	x	1	x	4
Annualized operating income		$92,124		117,127		$121,896
Tax rate	x	12%	x	11%	x	10%
Tax impact		11,055		12,884		12,190
Operating income (tax effected)		$81,069		$104,243		$109,706

Average invested capital	$753,078		$745,611		$759,676

ROIC	10.8%		14.0%		14.4%
Weighted average cost of capital ("WACC")	11.0%		11.0%		11.0%
Economic return	(0.2)%		3.0%		3.4%

	January 2,	October 3,	July 4,	April 4,	January 3,	September 27,
	2016	2015	2015	2015	2015	2014
Equity	$850,794	$842,272	$835,063	$808,468	$792,298	$781,133
Plus:
Debt—current	2,864	3,513	4,281	4,774	4,793	4,368
Debt—non-current	259,289	259,257	259,284	260,025	260,990	262,046
Less:
Cash and cash equivalents	(354,728)	(357,106)	(354,830)	(356,296)	(239,685)	(346,591)
	$758,219	$747,936	$743,798	$716,971	$818,396	$700,956

During the first quarter of fiscal 2016 average invested capital (January 2, 2016 and October 3, 2015) was $753,078. First quarter fiscal 2015 average invested capital (January 3, 2015 and September 27, 2014) was $759,676.